Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of MeetMe, Inc. filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 8, 2017 relating to our audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of MeetMe, Inc,, which appears in the Annual Report on Form 10-K of MeetMe, Inc. for the year ended December 31, 2016.

We also consent to the reference to our firm under the heading caption "Experts" in the Prospectus incorporated by reference into such Registration Statement.

/s/ RSM US LLP

Blue Bell, Pennsylvania

March 9, 2017